CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-137863, of our report dated February 15, 2007, relating to the financial statements of Advanced Technology Acquisition Corp., appering in the prospectus of Advanced Technology Acquisition Corp. We also consent to the reference to us under the heading “Experts” in the propectus, which is part of this Registration Statement.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
February 16, 2007